                        SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                        INFINITY BROADCASTING CORPORATION
                 ________________________________________________
                 (Name of Registrant as Specified In Its Charter)

                        INFINITY BROADCASTING CORPORATION
                 ________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

      __________________________________________________________________

      2) Aggregate number of securities to which transaction applies:

      __________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

      __________________________________________________________________

      4) Proposed maximum aggregate value of transaction:

      __________________________________________________________________

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      ___________________________________________________________

      2) Form, Schedule or Registration Statement No:
      ___________________________________________________________

      3) Filing Party:
      ___________________________________________________________

      4) Date Filed:
      ___________________________________________________________


                    INFINITY BROADCASTING CORPORATION
                           600 Madison Avenue
                        New York, New York 10022

                Notice of Annual Meeting of Stockholders

                        _________________________

          The Annual Meeting of Stockholders of Infinity Broadcasting Corporation (the "Company") will be held at the New York Marriott
Marquis, 1535 Broadway, New York, New York 10036, on June 15, 1995, at 10:00 a.m. Eastern Time, for the following purposes:

     1.   To elect directors for the ensuing year;

     2. To vote upon the ratification of the appointment of independent auditors for 1995;

     3. To transact such other business as may properly come before the meeting.

          Only stockholders of record as of the close of business on April 28, 1995, will be entitled to notice of and to vote at the meeting and any adjournments. Whether or not you plan to attend the meeting, stockholders are requested to date, sign, and return the enclosed proxy card in the return envelope furnished for your convenience. No postage is required if mailed within the United States.

          A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which report contains consolidated financial statements and other information of interest with respect to the Company and its stockholders, is enclosed.



                              By Order of the Board of Directors,

                              ______________________________________

                              Michael A. Wiener
April 28, 1995                Co-Chairman of the Board and Secretary



                    INFINITY BROADCASTING CORPORATION
                           600 Madison Avenue
                        New York, New York 10022
                        ________________________

                             Proxy Statement

                             April 28, 1995

                        ________________________

          This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Infinity Broadcasting Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the New York Marriott Marquis, 1535 Broadway, New York, New York 10036, on June 15, 1995, at 10:00 a.m. Eastern Time, and any adjournment thereof. This Proxy Statement and the enclosed proxy form are scheduled to be mailed to the stockholders commencing on May 5, 1995.

          Holders of record of shares of any class of the Company's common stock at the close of business on April 28, 1995 are entitled to notice of and to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the combined voting power of the issued and outstanding shares entitled to vote shall constitute a quorum. Abstentions and broker non-votes (that is, shares held for customers of a broker but not voted because of a lack of instructions from the broker's customers) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. As of the close of business on April 28, 1995, 27,537,159 shares of Class A Common Stock, par value $.002 per share (the "Class A Shares"), 3,700,028 shares of Class B Common Stock, par value $.002 per share (the "Class B Shares"), and 496,114 shares of Class C Common Stock, par value $.002 per share (the "Class C Shares" and, together with the Class A Shares and the Class B Shares, the "Common Stock"), were issued and outstanding.

          Under the Company's Restated Certificate of Incorporation, in the election of directors, the holders of the Class A Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company's directors, with each Class A Share being entitled to one vote. In addition, the holders of the Class C Shares are entitled by class vote, exclusive of all other stockholders, to elect two of the Company's directors, with each Class C Share being entitled to one vote. With respect to the election of the other five directors and other matters submitted to the stockholders for vote, the holders of all classes of the Common Stock shall vote as a single class, with each Class A Share and each Class C Share being entitled to one vote and each Class B Share being entitled to ten votes.

          Shares represented by a proxy in the enclosed form of proxy, unless previously revoked, will be voted at the meeting if the proxy is executed and returned to the Company in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken. The form of proxy permits a specification as to whether or not shares represented by the proxy are to be voted for the election of all nominees for director or are to be withheld from certain nominees for director. The form of proxy divides the nominees into groups to be voted upon (1) by the holders of the Class A Shares, (2) by the holders of the Class C Shares and (3) by the holders of

all classes of Common Stock. A separate specification is provided for each such group of nominees. Only the Class A Shares are publicly traded. The Class B Shares are held solely by Gerald Carrus, Michael A. Wiener and Mel Karmazin and their "affiliates", as defined in the Company's Restated Certificate of Incorporation. The Class C Shares are held solely by certain merchant banking partnerships (the "Lehman Investors") affiliated with Lehman Brothers Holdings, Inc.

          The form of proxy also permits the specification of approval, disapproval or abstention as to the proposal to ratify KPMG Peat Marwick LLP as the independent certified public accountants to audit the Company's books and records for the year ending on December 31, 1995. The holders of all classes of Common Stock are entitled to vote upon the proposal to ratify KPMG Peat Marwick LLP's appointment.

          The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received shall be voted (1) for the nominees for director named in this Proxy Statement, and (2) for ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants. If a completed form of proxy is returned and specifies a vote for or against nominees to be elected by a holder of a class of shares not held by the person executing such proxy, the improper specification will be disregarded. In all other respects, however, the shares represented by such proxy will be voted as specified on the form of proxy, or, in the absence of further specification, as noted in this paragraph.

          A stockholder who gives a proxy may revoke it at any time before it is exercised, by written notice to the Secretary or by voting in person at the Annual Meeting.

          Management knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken other than for the election of directors, it is intended that shares represented by proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares. Michael A. Wiener and Gerald Carrus, or either of them, each with full power of substitution, have been designated as proxies to vote the shares solicited hereby.


                          ELECTION OF DIRECTORS

          The Board of Directors has nominated the nine incumbent directors named below for election as directors at the Annual Meeting, each to hold office until the annual meeting of stockholders to be held in 1996 and until his successor has been elected and has qualified. It is intended that shares represented by proxies in the accompanying form will be voted for the election of all of the nominees named in the following pages, unless a contrary direction is indicated.

          If any of the nominees should not be available for election, shares represented by proxies in the accompanying form will be voted for such other person as the management of the Company may select. The Board has no reason to believe that any nominee named below will be unavailable for election.

                                      2

          Nominees for election to the Board of Directors shall be approved by the following vote:

          For nominees to be elected by the holders of the Class A
          Shares: by a plurality of the votes cast by holders of Class A Shares present in person or by proxy at the meeting, with each share being entitled to one vote.

          For nominees to be elected by the holders of the Class C
          Shares: by a plurality of the votes cast by holders of Class C Shares present in person or by proxy at the meeting, with each share being entitled to one vote.

          For nominees to be elected by the holders of all classes of Common Stock: by a plurality of the votes cast by holders of all classes of Common Stock present in person or by proxy at the meeting, with each Class A Share and each Class C Share being entitled to one vote and each Class B Share being entitled to ten votes.

          Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors.


The Board of Directors recommends a vote "FOR" the election of all of the nominees named below.

          The following biographical and employment information with respect to the nominees for election as directors has been furnished to the Company by such nominees. Except as indicated, each of the nominees has had the same principal occupation for the last five years. Each of the nominees was elected to his present term of office at the last Annual Meeting of Stockholders or, in the case of Jeffrey Sherman, by the Board of Directors.


Nominees to be elected by the holders of all classes of the Common Stock:
________________________________________________________________________

 Gerald Carrus                  Age 69          Director since 1979

      Mr. Carrus is Chairman of the Board of Directors and was Co-Chairman from mid 1988 to 1994. Mr. Carrus has also been the Treasurer of the Company since 1979 and he was President of the Company from 1979 until mid-1988. Mr. Carrus is also a director of Cronin Fasteners, Inc., Ensemble Music, Inc., Pudgies Chicken, Inc. and The Carrus Corporation.

 Michael A. Wiener              Age 57          Director since 1972

      Mr. Wiener is Co-Chairman of the Board of Directors and was Chairman from 1979 to 1994. Mr. Wiener has also been the Secretary of the Company since 1979. Mr. Wiener is also a director of Ensemble Music, Inc., The Wiener Foundation, Central Synagogue (as Trustee) and the Samuel Waxman Cancer Research Foundation.

                                      3

 Mel Karmazin                   Age 51          Director since 1984

      Mr. Karmazin is President and Chief Executive Officer of the Company and has held these offices since mid-1988. He was Executive Vice President of the Company from 1981 until mid-1988. Mr. Karmazin has also been the Chief Executive Officer and a director of Westwood One, Inc., an affiliate of the Company, since February 1994.

 Farid Suleman                  Age 43          Director since 1992

      Mr. Suleman is Vice President-Finance and Chief Financial
      Officer of the Company and has held these offices since 1986. He also has been Chief Financial Officer and a director of Westwood One, Inc. since February 1994.

 Steven A. Lerman               Age 48          Director since 1992

      Mr. Lerman has been a partner in the Washington, D.C. law firm of Leventhal, Senter & Lerman since 1986. He and his firm regularly serve as outside counsel to the Company with respect to certain matters, particularly regulatory matters before the Federal Communications Commission. Mr. Lerman also is a director of Westwood One, Inc.

Nominees to be elected by the holders of the Class A Shares:
____________________________________________________________

 Alan R. Batkin                 Age 50          Director since 1992

      Mr. Batkin is Vice Chairman of Kissinger Associates, Inc., a privately held firm that provides strategic geopolitical advice to a broad range of corporate clients. Mr. Batkin has been with Kissinger Associates since 1990. He served as a Managing Director of Lehman Brothers, Inc. from 1976 to 1990. He is also a director of Hasbro, Inc.

 Jeffrey Sherman                Age 46          Director since 1994

      Mr. Sherman is the President and Chief Operating Officer of
      Bloomingdales, a division of Federated Department Stores. Mr. Sherman has been with Bloomingdales since 1971.

Nominees to be elected by the holders of the Class C Shares:
____________________________________________________________

 James L. Singleton             Age 39          Director since 1990

      Mr. Singleton has been a Vice Chairman of The Cypress Group Inc. since April 1994. Mr. Singleton was a Managing Director of Lehman Brothers, a division of a subsidiary of Lehman Brothers Holdings Inc., from 1992 to 1994 and from 1990 to 1992, he was a Senior Vice President of Lehman Brothers, working in the Merchant Banking Group.

 James A. Stern                 Age 44          Director since 1990

      Mr. Stern has been the Chairman of The Cypress Group Inc. since April 1994. From 1984 to 1994 he served as a Managing Director of Lehman Brothers, a division of a subsidiary of Lehman Brothers Holdings Inc. and from 1989 to 1994, he also headed the Merchant Banking Group of Lehman Brothers. Mr. Stern is also a director of K & F Industries, Inc., R.P. Scherer Corp., Noel Group, Inc. and Lear Seating Corporation.


      Additional information about the current directors and officers of the Company (which include all of the nominees for election to the Board), including information with respect to their ownership of Common Stock and their compensation, appears in the following sections of this Proxy Statement.

                    BOARD OF DIRECTORS AND COMMITTEES

      The Board of Directors met four times and took one action by unanimous written consent in 1994. In 1994, each of the current directors who was then in office attended all of the meetings of the Board of Directors and all committees of the Board of Directors on which such director served.

      The Board of Directors presently has standing Compensation and Audit Committees. The Company has no nominating committee. In 1994, the Compensation Committee, consisting of Messrs. Carrus and Wiener, was responsible for administering the Option Plan and certain awards under the Company's Deferred Share Plan (the "Deferred Share Plan"), setting corporate performance goals in connection with the award of certain cash and equity-based incentive compensation for executive officers, and for determining amounts to be awarded upon the Company's achievement of such goals. The Compensation Committee held three meetings and took one action by written consent in 1994.

      The Company's Audit Committee consists of Messrs. Batkin and Sherman. The functions of the Audit Committee are to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants. In addition, the committee communicates with such independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee met twice in 1994 to review, among other things, the terms of the Company's engagement of KPMG Peat Marwick LLP as the Company's independent public accountants and the procedures, internal controls and policies followed by the Company and the procedures of KPMG Peat Marwick LLP in connection with audits of the Company's financial statements.

      Directors of the Company do not receive compensation for their services as such, except for Messrs. Batkin and Sherman who in 1994 received retainers at an annualized rate of $15,000. Effective April 20, 1995, the annual retainers were increased to $20,000. Mr. Sherman received an award under the Option Plan in October 1994, consisting of an option for the purchase of 10,000 Class A Shares at an exercise price of $28.50 (the closing price, as reported on the NASDAQ National Market System, of a Class A Share on October 24, 1994, the date of grant). The options become exercisable in five cumulative annual installments during Mr. Sherman's service as a Director of the Company and/or any of its subsidiaries from and after the date of grant, and will (subject to certain conditions) remain exercisable for ten years from the date of grant.


                   COMPENSATION OF EXECUTIVE OFFICERS

      The following table discloses compensation received by the Company's Chief Executive Officer and the Company's three other executive officers (the "named executive officers") for the three fiscal years ended December 31, 1994.



                           SUMMARY COMPENSATION TABLE


Name and Principal Position      Annual Compensation    Long-Term Compensation

                                                    Restricted              All
                                                      Stock               Other
                                                     Award(s)  Options  Compen-
                       Year   Salary ($) Bonus ($)    ($)       (#)    sation 1

Mel Kamazin,.........  1994   925,000   1,500,000      -      131,142    3,840
 President, Chief      1993   925,000   1,000,000      -      112,500      798
 Executive Officer     1992   750,000     247,000      -         -       1,380
 and Director

Michael A. Wiener,...  1994   250,000       -          -         -       2,565
  Co-Chairman of       1993   250,000       -          -         -       2,019
  the Board and        1992   250,000       -          -         -       2,940
  Secretary

Gerald Carrus,.......  1994   250,000       -          -         -       6,078
  Chairman of the      1993   250,000       -          -         -       3,712
  Board and Treasurer  1992   250,000       -          -         -       3,510

Farid Suleman,.......  1994   300,000     400,000      -      115,000        0
  Vice President of    1993   298,230     300,000      -      161,250        0
  Finance, Chief       1992   275,000     100,000      -         -           0
  Financial Officer
  and Director

1. Reported amounts represent premiums paid on whole life insurance policies, the cash values of which are used by the Company solely to pay premiums on the policies.

                                      6


Options Granted in 1994

      The following table sets forth certain information, as required by the rules of the Securities and Exchange Commission (the "SEC") regarding stock options granted to the named executive officers during the Company's 1994 fiscal year. The amounts shown as "Potential
Realized Value" in the table below are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation of the Company's stock price.
The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price. In all cases, the appreciation is calculated from the award date to the end of the option term.

               Individual Grants
__________________________________________________________________
                                                                   Potential Realized Value at
            Number of                                                Assumed Annual Rates of
            Securities    % of Total                                Stock Price Appreciation
            Underlying    Options                                      for Option Term
             Options      Granted to     Exercise                  ___________________________
             Granted      Employees      Price($)     Expiration
Name            (#)       in 1994        Per Share      Date            5% ($)       10% ($)
______________________________________________________________________________________________

Gerald Carrus       0         -              -            -               -             -

Michael Wiener      0         -              -            -               -             -

Mel Karmazin  131,142 1     11.9 %         $25.50      3/30/04      $2,103,100    $5,329,668

Farid Suleman  15,000 2      1.3 %          21.25      4/11/04         200,460       508,005
              100,000 2      9.1 %          28.00     12/14/04       1,760,905     4,462,479

_____________

1. Represents award of option for the purchase of 56,142 Class A and 75,000 Class B Shares, which were exercisable immediately upon grant.

2. The options for the purchase of Class A Shares become exercisable in five cumulative annual installments from the date of grant.

                                      7

Aggregated Option Exercises in 1994 and Option Values as of December 31, 1994

      The following table provides information on option exercises in 1994 by the named executive officers, and the value of each such officer's unexercised options at December 31, 1994.

                                                 Number of Unexercised     Value of Unexercised In-the-
                                                  Options at Fiscal         Money Options at Fiscal
                                                    Year-End (#)                Year-End ($) 1
                                             ____________________________  ____________________________
                Shares
              Acquired on     Value Real-
Name          Exercise (#)     ized ($)      Exercisable    Unexercisable   Exercisable   Unexercisable
_______________________________________________________________________________________________________

Gerald Carrus        0             0                0             0                  0              0

Michael Wiener       0             0                0             0                  0              0

Mel Karmazin         0             0        2,215,388             0        $65,346,985     $        0

Farid Suleman        0             0          121,875       229,375          3,305,250      2,636,375
__________________


1. On December 30, 1994, the closing per share price of a Class A Share on the NASDAQ National Market System was $31.50. The Class B Shares are not publicly listed or traded and may not be held by any persons other than Messrs. Carrus, Wiener and Karmazin and their "affiliates", as defined in the Company's Restated Certificate of Incorporation.
    Each Class B Share is freely convertible into one Class A Share at the option of the holder, and a Class B Share automatically converts into a Class A Share upon transfer to any person not eligible to hold Class B Shares. For purposes of this Table, the value of unexercised options to acquire Class B Shares is reported as if Class A Shares would be received upon the exercise of such options.


Pension Plan

          The Infinity Broadcasting Corporation Pension Plan (the "Pension Plan") was frozen by the Company effective November 30, 1987. As a result, after November 30, 1987, Participants (as such term is defined in the Pension Plan) in the Pension Plan do not accrue additional benefits under the Pension Plan, persons who were not Participants prior to November 30, 1987 do not become Participants, and the accrued benefits of all persons who were Participants as of such date will be paid as and when they become due under the Pension Plan.
A Participant retiring at normal retirement age is entitled to a monthly benefit in the straight life annuity form of 50% of his average monthly compensation over the three years (prior to November 30, 1987) in which such compensation was the highest, reduced by 74% of the Participant's Social Security Benefit offset.

          Benefits accrued under the Pension Plan as of November 1987 will be preserved for future distribution. The Company will continue to contribute to the Pension Plan as required to satisfy the funding requirements imposed by law.


          Messrs. Carrus, Wiener and Karmazin are the only directors or executive officers of the Company eligible to receive a monthly pension under the terms of the frozen Pension Plan. Assuming retirement at normal retirement age (age 65) and payment of benefits in the form of a life annuity, Messrs. Carrus, Wiener and Karmazin would be entitled to an estimated annual benefit under the frozen Pension Plan of approximately $66,000, $32,000 and $17,000, respectively. At the time the Pension Plan was frozen, Messrs. Carrus, Wiener and Karmazin had 9, 9, and 6 years of service credit under the Pension Plan, respectively.


Employment Agreements

          Messrs. Carrus and Wiener have identical ten-year employment agreements with the Company that took effect on December 31, 1985. Under the terms of these agreements, Messrs. Carrus and Wiener will be employed as senior executives of the Company until December 31, 1995. Compensation for each of them under their respective agreements is determined by the Company's Board of Directors, with a minimum annual salary of $250,000 being guaranteed to each. The term of employment under these agreements terminates upon the disability for six consecutive months, or the death, of the contracting officer (a "Termination Event"). Upon a Termination Event, the officer or his estate is entitled to receive, through the year 2000, an annual payment equal to 50% of the actual compensation earned by such officer in the fiscal year prior to the year in which the Termination Event occurred.

          In September 1990, the Company entered into a new employment agreement with Mr. Karmazin. Under such new agreement, Mr. Karmazin is to be employed for a five-year term, the expiration date of which is extended automatically by one year on each anniversary of the original effective date of the agreement (an "Anniversary Date") through the Anniversary Date following the year in which Mr. Karmazin reaches age 61 (unless the agreement is terminated as provided therein), as the Company's President and Chief Executive Officer (or any higher position to which the Board appoints Mr. Karmazin with his consent). The agreement requires the Company to use its best efforts to cause Mr. Karmazin to be a member of the Company's Board of Directors throughout his employment under the agreement, and to include him in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire.

          Mr. Karmazin's minimum base compensation under his agreement is $925,000 per year; a majority of the Board (including for this purpose at least two-thirds of the members of the Board) (a "Majority") may increase, but may not decrease, this amount. In addition, the agreement provides for certain incentive compensation in the form of cash, stock options and deferred shares. As set forth in the agreement, such incentive compensation is payable if the Company's annual earnings before interest, taxes, depreciation and amortization ("EBITDA") meets or exceeds annual EBITDA targets set by the Compensation Committee.

          Mr. Karmazin's employment agreement was amended further in February 1992, in conjunction with amendments to the Option Plan and the Deferred Share Plan that were intended to facilitate those plans' ongoing compliance with certain Exchange Act rules by, among other things, making all awards to executive officers of the Company subject to the discretion of the Compensation Committee. The 1992 amendment to Mr. Karmazin's employment agreement provides for certain increased cash incentive compensation in the event he is not awarded incentive compensation in the form of stock options and deferred shares that is earned under the employment agreement.


          The agreement with Mr. Karmazin may be terminated at any time by a Majority of the Board of Directors or by Mr. Karmazin, either without cause or for cause, upon notice. In the event the Company terminates Mr. Karmazin's employment without cause (as defined in the agreement) or in the event Mr. Karmazin terminates his employment for good reason (as defined in the agreement), Mr. Karmazin is entitled to receive incentive compensation for the period through the termination date of the agreement (as extended) based on the greater of actual EBITDA and EBITDA in the last fiscal year of the Company preceding the delivery of the notice of termination, and an amount equal to the present value of the base compensation payable through the expiration date of the agreement (as extended). In addition, Mr. Karmazin's agreement terminates upon Mr. Karmazin's disability for six consecutive months or his death. In the event of a termination due to disability, Mr. Karmazin is entitled to receive 75% of his base compensation through the termination date of the agreement (as extended), subject to offset by the value of certain Company-provided disability benefits; in the event of a termination due to death, his estate or beneficiary is entitled to receive the present value of his base compensation for the period ending on the earlier of the first anniversary of his death or the expiration date of the agreement (as extended). In the event Mr. Karmazin's employment is terminated for cause (as defined in the agreement) or Mr. Karmazin terminates his employment for other than good reason (as defined in the agreement), Mr. Karmazin is entitled to receive base compensation through the date of the notice of termination (if for cause) or actual termination (if voluntary) and any previously unpaid incentive compensation attributable to prior years. The agreement also permits Mr. Karmazin to terminate his employment following a change in control (as defined in the agreement). In the event of such a termination, Mr. Karmazin is entitled to receive base compensation and prorated incentive compensation through the effective date of termination, and any previously unpaid incentive compensation attributable to prior years.

          Under their respective employment agreements, Messrs. Carrus, Wiener and Karmazin may participate in all employee benefit plans of the Company for which they are otherwise eligible.

          For information regarding the payments that were made to Messrs. Carrus, Wiener and Karmazin pursuant to the terms of their respective employment agreements during the past three fiscal years, see the "Summary Compensation Table", above and "Compensation of Executive Officers Report of the Board of Directors Concerning Executive Compensation", below.


Additional Matters

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Class A Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the year ended December 31, 1994, its executive officers, directors and holders of more than 10% of the Class A Shares complied with all Section 16(a) filing requirements, with the following exception. On February 3, 1995, Mr. Sherman filed an initial report of ownership on Form 3 relating to October 1994.
Such initial report was required to be filed because of Mr. Sherman's election as director of the Company in October 1994. In making these statements, the Company has relied on copies of filings submitted to the Company and on written representations of its directors and executive officers.


          The Company has executed indemnity agreements with all of its executive officers and directors, except Messrs. Singleton and Stern. These agreements require the Company to indemnify the seven covered individuals for liabilities incurred by them because of any act or omission or neglect or breach of duty committed while acting in the capacity of an officer or director of the Company, to the fullest extent permitted by the laws of the State of Delaware. Certain actions, including acts for which indemnification is found by a court to be illegal and contrary to public policy, are excluded from the coverage of the agreements. Mr. Karmazin's employment agreement also requires the Company to indemnify Mr. Karmazin to the fullest extent permitted by applicable Delaware law.

     In October 1994, the Company obtained a directors' and officers' liability insurance policy with National Union Fire Insurance Company for a one-year period at a total cost of $225,000. The policy insures up to an aggregate of $15,000,000 (a) the directors and officers of the Company and its subsidiaries against certain losses from claims against them in their capacities as directors and officers to the extent such losses are not indemnified by the Company or such subsidiaries and (b) the Company and such subsidiaries to the extent they indemnify such directors and officers for losses as permitted under applicable law.
No payments have been made by the insurance company under this policy or the prior policies as of the date hereof.


Compensation Committee Interlocks and Insider Participation

          In 1994, the Compensation Committee, consisting of Messrs. Carrus and Wiener, was responsible for administering the Option Plan and for making and administering grants to executive officers of the Company under the Deferred Share Plan. Neither Mr. Carrus nor Mr. Wiener has ever received an award under either plan. In 1994, Mr. Karmazin, the Company's President and Chief Executive Officer (the "CEO"), was responsible for determining the amounts of salary and bonus payable to the Company's Vice President-Finance and Chief Financial Officer (the "CFO"). All other matters relating to executive compensation are determined in accordance with pre-existing employment agreements with the executive officer. See "Compensation of Executive Officers Employment Agreements", above and "Compensation of Executive Officers Report of the Board of Directors Concerning Executive Compensation", below.


Report of the Board of Directors Concerning Executive Compensation

          The Company is the largest owner and operator of radio stations in the United States. The Company's strategy is to operate radio stations in the nation's largest radio revenue markets and to improve its stations' operating cash flow, and it seeks to sustain progressive growth in long-term value for its stockholders. Given the growth and diversity of the Company's operations, strong visionary leadership at the executive officer level is essential. The compensation policies utilized by the Board, its Compensation Committee (which in 1994 made and administered all grants of incentive compensation to executive officers) and the CEO (who determines the amount of salary payable to the CFO and also determined the amount of bonus payable to the CFO in 1994) are intended to enable the Company to attract, retain and motivate this caliber of management to meet Company goals, using appropriate combinations of base salary and cash and equity-based incentive compensation.


          In 1985, the Company entered into long-term employment agreements with Messrs. Carrus, Wiener and Karmazin. The Company entered into a new employment agreement with Mr. Karmazin in 1990. Each agreement provides for a minimum level of base salary; the Company's agreement with Mr. Karmazin also provides for certain annual incentive compensation opportunities (see "Compensation of Executive Officers Employment Agreements", above).

          The decisions of the Compensation Committee and the CEO with respect to the compensation earned by executive officers in 1994 were based on applicable contractual commitments, corporate performance in relation to annually-determined earnings targets (in the case of compensation payable to the CEO), the Company's operating and financial performance in relation to that of other broadcasting companies, the overall growth of the Company (including increases in individual execu-

tive officers' responsibilities in connection therewith) and individual performance (the foregoing factors are listed in the order of their relative importance in the decisions of the Board and the CEO).

          The Board's Compensation Committee, consisting of Messrs. Carrus and Wiener, utilized the foregoing factors in the same manner in determining whether to grant equity-based incentive compensation to executive officers under the Option Plan and the Deferred Share Plan. Because, as noted above, it is the policy of the Board of Directors to require any person who is a director of the Company to recuse himself from any decision regarding the amount of such person's salary or other compensation, Messrs. Carrus and Wiener do not receive awards under the Option Plan or the Deferred Share Plan, and none of the executive officers participates in Board decisions regarding the amount of his own compensation.

     Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1,000,000 paid in a year to any one of the CEO or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). The Compensation Committee and the Board determined that their general policy will be to structure the compensation arrangements for the CEO and other senior executive officers, to the extent feasible and taking into account all relevant considerations, so as to satisfy
Section 162(m)'s conditions for deductibility. In accordance with this policy, the Compensation Committee decided, and Mr. Karmazin agreed, that any options due to Mr. Karmazin on account of the Company's achievement of its 1993 EBITDA goals should be in the form of 131,142 options for the purchase of 56,142 Class A Shares and 75,000 Class B Shares, granted at an exercise price equal to the full fair market value of the underlying shares of Common Stock on the date of grant, rather than 112,500 options at an exercise price of 85% of the 1993 year-end closing price, as called for by Mr. Karmazin's employment agreement. In January 1995 in recognition of the Company exceeding its 1994 EBITDA target, the Compensation Committee awarded Mr. Karmazin options and deferred shares pursuant to his employment agreement. The Compensation Committee expects that a significant portion of the compensation provided to the CEO and the CFO will continue to be performance-based.

Gerald Carrus            Farid Suleman            Jeffrey Sherman
Michael A. Wiener        Steven A. Lerman         James L. Singleton
Mel Karmazin             Alan R. Batkin           James A. Stern


Performance Graph

          The chart below compares the performance of the Class A Shares with the performance of the NASDAQ Composite Index and a peer group of companies, measuring the changes in common stock prices from January 31, 1992 to December 31, 1994. As required by the SEC, the values shown assume the reinvestment of all dividends and, in the case of the peer group, are weighted to reflect the market capitalization of the component companies. The peer group is comprised of Capital Cities/ABC Inc., CBS, Inc., Viacom, Inc., Gannett Co. Inc., Tribune Co. and Clear Channel Communications, Inc., all of which, like the Company, are major advertiser-supported media and entertainment companies.


    CUMULATIVE TOTAL RETURNS
    VALUE OF $100 INVESTED JANUARY 31, 1992


                                  1/92         12/92       12/93      12/94

NASDAQ COMPOSITE                  $100          $110       $125        $123

INFINITY BROADCASTING             $100          $140       $388        $405

PEER GROUP                        $100          $122       $151        $189


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information concerning the beneficial ownership of the Company's common stock as of April 3, 1995, by (1) each person known to the Company to own beneficially more than 5% of any class of Common Stock, (2) each director and nominee to serve as a director of the Company, (3) each executive officer of the Company named in the Summary Compensation Table and (4) all directors and executive officers of the Company as a group.


                       Class A Shares               Class B Shares            Class C Shares

                                                                                                     Percent
                                                                                                     of Total
                               Percent of                  Percent of                    Percent of  Voting
Name                 Shares 1    Class 1         Shares 1  Class ** 1        Shares 1      Class 1   Power 1

Gerald Carrus 2 .....       -          -        1,833,012     30.8%             -             -        28.2%

Michael A. Wiener 2 .       -          -        1,593,138     26.7%             -             -        24.5%

Mel Karmazin 2 ......   245,834 3      *        2,531,971 4   42.5%             -             -        29.1%

Farid Suleman 2 .....   122,016 5      *             -           -              -             -           *

Steven A. Lerman ....       -          -             -           -              -             -           -

Alan R. Batkin ......    11,250 6      *             -           -              -             -           *

Jeffrey Sherman .....       -          -             -           -              -             -           -

James L. Singleton ..       -          -             -           -              -             -           -

James A. Stern ......       -          -             -           -              -             -           -

Lehman Investors 7 ..       -          -             -           -      9,431,640 8       100.00% 8    12.7%

The Putnam Advisory
  Company, Inc. 9 ...   473,575     1.7%             -           -              -             -           *

Putnam Investment
  Management, Inc 9 . 3,526,690    12.8%             -           -              -             -         5.4%

College Retirement
  Equities Fund 10 .. 1,869,550     6.8%             -           -              -             -         2.9%

All directors and
  executives officers
  as a group
  (9 persons) .......   379,100     1.4%        5,958,121    100.0%             -             -        68.2%


 *  Less than 1%

**  Assumes the exercise of all options and  deferred shares for  the purchase
of Class  B Shares   beneficially  owned. Such  percentages for Messrs.
Carrus and Wiener would be 49.5% and 43.1%, respectively, assuming such options and deferred shares are not exercised.

                                      14


____________________________

1. The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. As used in the Table, "beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). For purposes of the Table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after April 3, 1995, except that "beneficial ownership" does not include the number of Class A Shares issuable upon conversion of Class B Shares and Class C Shares, even though Class B Shares and Class C Shares are freely convertible into Class A Shares.

2. The address of each person is Infinity Broadcasting Corporation, 600 Madison Avenue, New York, New York 10022.

3.  Includes options and warrants exercisable for 88,581 Class A Shares.

4.  Includes options and deferred shares exercisable for 2,258,093 Class B
Shares.

5.  Includes options exercisable for 89,875 Class A Shares.

6.  Includes options exercisable for 9,000 Class A Shares.

7. The general partners of the limited partnerships included in the Lehman Investors are subsidiaries of Lehman Brothers Holdings Inc. The address for each of the Lehman Investors is Three World Financial Center, New York, New York 10285.

8.  Includes warrants exercisable for 8,935,526 Class C Shares.

9. Includes Class A Shares beneficially owned by the Putnam Advisory Company, Inc. ("PAC") and Putnam Investment Management, Inc. ("PIM") as reported to the Company on January 23, 1995. PAC and PIM are both wholly-owned subsidiaries of Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"). Of the 473,575 Class A Shares beneficially owned by PAC, 368,017 shares are owned with shared voting power and all are owned with shared dispositive power. Of the 3,056,115 Class A Shares beneficially owned by PIM, all are owned with shared dispositive power.
M&MC disclaims beneficial ownership of the 3,529,690 Class A Shares beneficially owned by PAC and PIM. The address of PAC, PIM, PI is One Post Office Square, Boston, Massachusetts 02109 and of M&MC is 1166 Avenue of the Americas, New York, New York 10036.

10. Includes Class A Shares beneficially owned by College Retirement Equities Fund ("CREF") as reported to the Company on February 13, 1995. The address of CREF is 730 Third Avenue, New York, New York 10017.

                                      15


           CERTAIN RELATIONSHIPS AND TRANSACTIONS

          Since  February  1980,  the  Company   has  leased approximately
7,500 square feet of office space in Boston, Massachusetts from 1265 Realty Company. Gerald Carrus and Michael A. Wiener each owns 35% of 1265 Realty Company. The Company's Boston radio station, WBCN-FM, uses this space for its studios and offices. The lease, as amended in 1983, expires on December 31, 1998 and provides for an annual rent of $145,380, subject to certain annual adjustments to account for inflation. The Company believes that the terms of this lease are comparable to those that would be contained in a lease entered into with an unrelated third party.

          Mr.  Lerman  is a  partner  in  the  law  firm  of Leventhal, Senter
& Lerman,  which represents the Company in certain matters.   During 1994, the
Company paid Leventhal, Senter & Lerman approximately $1,287,181 in respect of services rendered to the Company in 1994.

          Transactions between the Company and its officers, directors and affiliates, and loans made by the Company to such persons, are approved by a majority of the directors who are not party to such transactions. The Company intends to continue this policy in the future.


       APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          KPMG Peat Marwick LLP has been recommended by the Board of Directors for reappointment as the independent public accountants for the Company. KPMG Peat Marwick LLP were the auditors for the Company for the year ended December 31, 1994, and the firm is a member of the SEC Practice Section of the American Institute of Certified Public
Accountants.   Subject to  stockholder ratification, the  Board  of  Directors has appointed this firm as the Company's independent public accountants for 1995.

          Representatives of the firm will attend the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

          The Company will present to the Annual Meeting the following resolution:

          RESOLVED:   That  the selection,  by the Board of Directors, of KPMG
          Peat Marwick LLP as independent public accountants to audit the books of account and other corporate records of the Company for 1995 be, and hereby is, ratified.

          Adoption of this proposal requires approval by a majority of the votes that could be cast by the holders of the shares of all classes of the Common Stock who are present in person or by proxy at the Annual Meeting. Spaces are provided in the accompanying form of proxy for specifying approval, disapproval or abstention as to this proposal. Abstentions from voting on this proposal (including broker non-votes) will have the effect of votes against this proposal.

The  Board  of Directors   recommends  a  vote  "FOR"  this proposal.


               STOCKHOLDER PROPOSALS FOR 1996

          Under the rules of the Commission, any stockholder proposal intended for inclusion in the proxy material for the annual meeting of stockholders to be held in 1996 must be received by the Company by December 29, 1995
to be eligible for  inclusion in  such proxy material.   Proposals should  be
addressed  to  Michael  A.   Wiener,  Secretary, Infinity Broadcasting
Corporation, 600 Madison  Avenue, New York, N.Y.  10022.   Proposals  must
comply with the proxy rules of the SEC relating to stockholder proposals in order to be included in the proxy materials.


                          GENERAL

          The Company's Annual Report on Form 10-K for the year ended December 31, 1994, including consolidated finan- cial statements and other information (the "1994 Annual Report"), accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the stockholders of record entitled to vote at the Annual Meeting will be open and available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 A.M. and 5:00 P.M. at the Company's offices at 600 Madison Avenue, New York, New York from June 1, 1995 to the date of the meeting.

          Although the 1994 Annual Report is being provided to stockholders, in accordance with applicable rules of the SEC, the Company notes the following:


       The Company will provide each of its stockholders, without charge, upon the written request of any such person, a copy of the 1994 Annual Report, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the Company's most recent fiscal year.
       Exhibits to  the 1994 Annual   Report  will   not  be   supplied  unless
       specifically requested, for which there may be a reasonable charge. Those stockholders wishing to obtain a copy of the 1994 Annual
       Report should submit a written request to: Michael A. Wiener, Secretary, Infinity Broadcasting Corporation, 600 Madison Avenue, New York, New York 10022.


          In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telecopy, by directors and by officers and other regular employees of the Company. All expenses in connection with the preparation of proxy material and the solicitation of proxies will be borne by the Company.









                            By Order of the Board of Directors

                            __________________________________
April 28, 1995              Michael A. Wiener
                            Co-Chairman of the Board and Secretary


Infinity Broadcasting Corporation                              Proxy Form

   Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders
                              June 15, 1995

The undersigned hereby appoint(s) Gerald Carrus and Michael A. Wiener, or either of them, each with full power of substitution, as proxies to vote all stock in Infinity Broadcasting Corporation that the undersigned would be entitled to vote on all matters that may come before the 1995 Annual Meeting of Stockholders and any adjournments thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting.

Your shares will not be voted unless your signed Proxy Form is returned or you otherwise vote at the meeting.



SIGNATURE(S)____________________________________Dated: _________________, 1995.

Please sign as registered and return promptly in the enclosed envelope.

Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.


INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate  .

The Board of Directors recommends a vote FOR the proposals relating to:

A. Election of Directors (to withhold vote for any nominee, write his name on the line provided)

                                                                  VOTE
                                                       FOR       WITHHELD

     Nominees for election by holders of all
     classes of stock  (Gerald Carrus, Michael
     A. Wiener,  Mel Karmazin, Farid Suleman
     and Steven A. Lerman)

     ___________________________________________       ___          ___

     Nominees for election by holders of Class
     A Shares only (Alan R. Batkin and Jeffrey
     Sherman)

     ___________________________________________       ___          ___

     Nominees for election by holders of Class C
     Shares only (James L. Singleton and James
     A. Stern)

     ____________________________________________      ___          ___

                                                   FOR      AGAINST     ABSTAIN

B.   KPMG Peat Marwick LLP as Independent
     Auditors

     ________________________________________      ___        ___         ___

        Please complete, sign and date the other side and return promptly.

